Exhibit 4

April    , 2004

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

4 World Financial Center
New York, New York  10080

CREDIT SUISSE FIRST BOSTON LLC

11 Madison Avenue

New York, New York 10010

as Representatives of the several Underwriters
 to be named in the within-mentioned Purchase Agreement

Re:                               Proposed Public Offering by NAVTEQ Corporation

Dear Sirs:

The undersigned, a stockholder of NAVTEQ Corporation, a Delaware corporation (the “Company”), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse First Boston LLC (“CSFB”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company and Philips Consumer Electronic Services B.V. (the “Selling Shareholder”) providing for the public offering (the “Offering”) of shares (the “Securities”) of the Company’s common stock, par value $.001 per share (the “Common Stock”).  In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 180 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch and CSFB, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch and CSFB, (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restriction set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) in the Offering as contemplated by the Purchase Agreement or (iv) pursuant to the purchase and sale agreements between the Selling Shareholder and NavPart I B.V. (and its affiliates) as described in the prospectus relating to the Offering.  For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

PHILIPS CONSUMER ELECTRONIC SERVICES B.V.

Signature:

Name:

Title:

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